Real estate sales contract (condominium interests)

Real Estate Display

Indication of a single building					
Location					
Name of building					
Structure	—	building	flat roof		an N-storey building
Total floor space	㎡				
Indication of Exclusive Use Building					
Unit number		Name of building		type	Residence
Structure	reinforced concrete building an N-storey building	floor space	(Public registry) Floor ㎡		
Accessory building	nil				

Indication of land (right of use of site)					
Location and lot number	land classification	Land area (registry)	Existence or non-existence of registration of the right to premises	Type of rights	(Quasi) co-ownership
①	building lot	㎡	Yes	ownership	-th (e.g. one fifth)
②		㎡			-th (e.g. one fifth)
③		㎡			-th (e.g. one fifth)
④		㎡			-th (e.g. one fifth)
total amount	(writing brush)	㎡			

When the type of right is leasehold (superficies, leasehold)	land owner	address (e.g. of house) —		Name	—
	Objective.	The purpose is to own a solid building.	term	— Year — Month — up to the day	
	type			land rent	monthly amount yen
remark	Following Margins				

Purchase price and method of payment, etc.

Purchase price (Article 1)	Total amount (including consumption tax equivalent)		Amount	yen
	(Breakdown)	land price	Amount	yen
		Building price	Amount (Consumption tax equivalent)	yen yen
Deposit (Article 2)	Payment upon conclusion of contract		Amount	yen
Interim Payment (Article 3)	Reiwa — year — month — day		Amount —	yen
Remaining balance (Article 3)	Reiwa year month day		Amount	yen
Date of delivery (Article 6)	☑ Date of receipt of full purchase price		□ Reiwa year month	yen
Amount of penalty (Article 13.2)	☑ Amount equivalent to 20% of the purchase price		□ (	)
loan	Availability of financing (Article 14)	☑ yes □ nil		
	Where to apply: Date of obtaining loan approval: Reiwa year month day (Paragraph 2 of the same article)		Loan amount Amount	yen
	Where to apply: Date of obtaining loan approval: Reiwa year month day (Paragraph 2 of the same article)		Loan amount Amount	yen
	Where to apply: Date of obtaining loan approval: Reiwa year month day (Paragraph 2 of the same article)		Loan amount Amount	yen
Date of contract cancellation based on a special agreement for acceptance of transfer of leasehold (Article 15, Paragraph 2)			Reiwa — year — month —	day

Matters confirmed by both the seller and the buyer with regard to "the main part of the building's structural capacity" or "the part that prevents rainwater infiltration "*.	□ Yes	Confirmation document: Summary of the results of the building condition survey (for explanation of important matters) (see attached)					
	Documentation author:		Date of documentation:	Reiwa	year	month	day
	☑ nil						

*State whether or not any of the building condition inspections conducted by the Existing Condition Survey Engineer were conducted within the past year, etc.

special contract

See Special Note 1 and Special Note 2.

seller LogSuite Inc. and buyer is,

A contract for the sale and purchase of the real estate described herein (hereinafter referred to as the "Contract") has been executed. As evidence thereof, an original copy of this Agreement shall be prepared, signed and sealed by the Seller and the Buyer, and retained by the Buyer. The Seller shall receive a copy from the Buyer.

Reiwa year month day

seller license number Minister of Land, Infrastructure and Transport (4) ordinal 7684 issue

Address 3-6-23 Kita-Aoyama, Minato-ku, Tokyo

LogSuite Inc.

Name Yasuyuki Nozawa, President and Representative Director ㊞

registered real-estate broker
Governor of Saga Prefecture
ordinal 002940 issue
Koichi Tsuboi

buyer Address

Name ㊞

Real Estate Agents and Building Traders

( ) ordinal issue

㊞

registered real-estate broker

ordinal ssue

Revenuestamp

(Objects of sale and purchase price)

Article 1. The seller sold the buyer (quasi) co-ownership interests in the building (hereafter referred to as "the building") and land (site usage rights) (hereafter referred to as "the land"; the building and land are collectively referred to as "the property") for the stated purchase price (hereafter referred to as "the purchase price"), and the buyer purchased them.

(Deposit)

Article 2. The Buyer shall pay to the Seller the stated deposit (the "Deposit") The Buyer shall pay to the Seller the deposit (the "Deposit") at the time of execution of this Agreement.

2 The Seller and the Buyer agree to apply the deposit to a portion of the purchase price, without interest, at the time of payment of the balance of the purchase price as defined in Article 3.

(Time and method of payment of the purchase price, etc.)

Article 3. The buyer shall pay the seller the stated interim payment (hereinafter referred to as the "interim payment") and the stated balance (hereinafter referred to as the "balance"), which is the remaining amount after deducting the deposit and interim payment from the purchase price, by the respective payment dates.

2 Unless otherwise instructed by the seller, the buyer shall pay the purchase price, various settlement amounts and other expenses by bank transfer to the account designated by the seller, and the bank transfer slip shall be used as a receipt. The buyer shall bear the bank transfer fee.

(Area subject to sale)

Article 4. The area of the property to be sold shall be the area indicated.

2 Even if a discrepancy arises between the actual measured area of the property and the stated area as a result of a later measurement, neither the seller nor the buyer will make any objections, complaints, or claims for an increase or decrease in the sales price or any other claims.

3 Notwithstanding the provisions of the preceding paragraph, neither Seller nor Buyer shall be obligated to survey the Property, whether before or after the date of execution of this Agreement.

(Time of transfer of ownership, etc.)

Article 5. The ownership of the property (in the case of leasehold land, the ownership of the building and the leasehold right to the land) will be transferred from the seller to the buyer when the buyer has paid the full purchase price to the seller and the seller has received it.

(Delivery)

Article 6. The Seller shall deliver the Property to the Buyer on the indicated delivery date.

2 Upon delivery of the Property, the Seller and the Buyer shall execute and deliver to the Seller and the Buyer a document stating the date on which the delivery is completed (the "Date of Completion of Delivery"). The Seller and the Buyer shall prepare a document stating the date of completion of delivery (the "Date of Completion of Delivery").

(Cancellation of mortgage, etc.)

Article 7. The seller shall, at its own responsibility and expense, remove any and all encumbrances that prevent the buyer from exercising its full ownership rights, etc., regardless of the formality of the title, including statutory liens, security interests such as mortgages, superficies, usufructuary rights such as leasehold rights, and other similar rights, etc., with respect to the Property by the time of transfer of ownership, etc. as set forth in Article 5. all encumbrances that prevent the buyer from exercising their full ownership rights, etc., will be removed and extinguished, regardless of the formality of the title, including security interests, surface rights, usufruct rights, and lease rights.

(Registration of transfer of ownership, etc.)

Article 8. The seller will apply for registration of transfer of ownership of the property to the buyer at the same time as receiving the full purchase price. If the leasehold has not yet been registered, the seller will not apply for registration of the leasehold.

2 The registration procedures under this Agreement shall be carried out by a judicial scrivener designated by the Seller.

3 The costs required for the registration application in Paragraph 1 (including the judicial scrivener's fee (including actual costs) for the judicial scrivener designated in the preceding paragraph to carry out the registration application procedures) shall be borne by the buyer. However, the costs required for the registration of changes to the address and name of the registered owner of the property, etc. for the seller to fulfill its obligations under this contract before the delivery of the property shall be borne by the seller.

(Loss or damage before completion of delivery)

Article 9. The seller and buyer may terminate this contract by giving written notice to each other if, before the completion of delivery of the property, the property is lost or damaged due to a natural disaster or other event that cannot be attributed to the fault of either the seller or the buyer, and it becomes impossible to fulfill this contract. In addition, the buyer may refuse to pay the purchase price until this contract is terminated.

2 Even if the property is damaged for the reasons stated in the previous paragraph before the completion of the transfer of the property, if it is possible to fulfill the contract by repairing the damage, the seller will repair the property and transfer it to the buyer. However, if it is economically impossible to make repairs, for example if the repairs would incur excessive costs for the seller, even if the property is physically repairable, it shall be deemed that performance of this contract has become impossible, and the reasons for cancellation in the preceding paragraph shall have arisen.

3 Upon termination of this Agreement pursuant to Paragraph 1, the Seller shall promptly return all monies received to the Buyer without interest.

(Sharing of taxes and public dues, etc.)

Article 10. The seller and buyer shall divide the various expenses, such as the revenue generated by the property, the public taxes and dues imposed on the property, such as fixed asset tax and city planning tax, as well as management fees, etc., the usage fees for gas, water, electricity and other incidental facilities, and various contributions, etc. regardless of who the addressee is, the amount of the taxes and other charges incurred up to the day before the completion of delivery shall be the seller's revenue or burden, and the amount incurred on and after the day of completion of delivery shall be the buyer's revenue or burden, and the amount shall be settled on the day of completion of delivery. The starting date for calculating the taxes and other charges shall be January 1.

2 If the amount of taxes such as fixed assets tax and city planning tax for the fiscal year in which the delivery date for this property falls has not been finalized by the delivery date, the amount will be settled based on the tax amount for the fiscal year preceding the fiscal year in which the delivery date falls, and even if the amount of tax increases or decreases at a later date, no further settlement will be made.

(Liability for noncompliance with contract)

Article 11. If the property delivered does not conform to the terms of the contract in terms of type or quality (hereinafter referred to as "non-conforming"), the buyer may request the seller to repair the property. However, the seller may repair the property in a way that is different from the method requested by the buyer, as long as this does not place an unreasonable burden on the buyer.

2 If the property delivered is not in accordance with the contract, the buyer may demand compensation for damages from the seller instead of or in addition to repair, except in cases where the non-conformity of the contract is due to reasons that cannot be attributed to the seller in light of this contract and social norms in the transaction.

3 If the property delivered is non-conforming to the contract, the buyer may cancel the contract after giving the seller a reasonable amount of time to repair the property, unless the non-conformity is minor in light of the contract and prevailing business practices.

4 If the buyer cancels this contract in accordance with the provisions of the preceding paragraph and the buyer incurs damages, the buyer may claim damages from the seller, except in cases where the non-conformity of the contract is due to reasons that cannot be attributed to the seller in light of this contract and common sense in business transactions. In this case, the penalty provisions of Article 13, Paragraph 2 do not apply.

5 If the property handed over is not in accordance with the contract, the buyer may request the seller to repair the property within a reasonable time period, and then request a reduction in the purchase price in proportion to the degree of non-compliance, without claiming compensation for damages or terminating the contract.

6 If the buyer discovers a non-conformity with the contract regarding the property, they must promptly notify the seller to that effect and give them the opportunity to confirm the non-conformity.

7 If the buyer does not notify the seller that the property is non-compliant with the contract within two years of the delivery of the property, the buyer cannot exercise the rights stipulated in this article.

(Release of deposit)

Article 12. The seller and buyer may cancel this contract by giving written notice to the other party until the other party starts to fulfill their obligations under this contract, and the buyer may cancel this contract by waiving the deposit to the seller, and the seller may cancel this contract by actually providing the buyer with the money already received as the deposit and an amount of money equal to the deposit.

(Cancellation and penalty for breach of contract except for nonconformity to contract)

Article 13. If the seller or buyer fails to fulfill its obligations under this contract, it may give notice to the other party to fulfill its obligations within a reasonable period of time, and if the other party fails to fulfill its obligations within that period, the seller or buyer may cancel this contract.

2 In the event that the contract is terminated in accordance with the provisions of the preceding paragraph, the seller and the buyer may request payment of a penalty (hereinafter referred to as the "penalty") from the other party. However, if the breach of contract is due to reasons that cannot be attributed to the other party in light of this contract and common sense in business transactions, the penalty cannot be requested.

3 With respect to the penalty in the preceding paragraph, no claim for increase or decrease of the penalty shall be made to the other party, regardless of the amount of damages actually incurred.

4 The payment and settlement of the penalty under Paragraph 2 shall be made as follows

(1) In the event of a breach of contract by the Seller, the Seller shall promptly return all monies received to the Buyer without interest and pay a penalty.

(2) If the buyer is in breach of contract and the amount of the penalty exceeds the amount already paid, the buyer must promptly pay the seller the difference. If the amount already paid exceeds the amount of the penalty, the seller must promptly return the balance to the buyer without interest, after deducting the amount of the penalty from the amount already received.

5 The provisions of this Article shall not apply to termination of the contract due to nonconformity with the contract as set forth in Article 11.

(Special agreement on the use of loans)

Article 14. If the Buyer intends to use the financing described above for the purchase price, the Buyer shall apply for such financing promptly after the execution of this Agreement.

2 If approval is not obtained for all or part of the amount of the loan in the preceding paragraph by the date of obtaining the loan approval, or if the loan is rejected, this contract will be automatically terminated on the date of obtaining the loan approval, without any further indication of intention by the buyer or seller.

3 When this Agreement is terminated pursuant to the preceding paragraph, the Seller shall promptly return the money received to the Buyer without interest.

4 If the buyer does not follow the procedures for applying for financing as stipulated in Paragraph 1, or intentionally prevents approval of the financing, this will not be subject to cancellation under the provisions of this article.

5 A loan shall not be subject to termination under this Article if the reason for disapproval or denial is due to any of the following

a) If it is due to misrepresentation or false declaration by the buyer or if the documents submitted are not genuine

b) If you intentionally fail to disclose or make a false statement to the seller or real estate agent regarding your past and current borrowing status or whether you have undergone legal reorganization procedures (bankruptcy, civil rehabilitation, voluntary reorganization, etc.)

c) In the event of a job transfer or resignation for personal reasons after the conclusion of this agreement.

d) In the event of a change in the application details, such as an increase in the amount of the loan due to the buyer's circumstances after the conclusion of this contract, or a breach of the conditions for approval of the loan attached at the time of the conclusion of this contract, or any other reason for which the buyer is responsible.

(Special agreement when the type of right to land is a leasehold interest)

Article 15. If the type of land rights covered by this contract is a leasehold, the seller will obtain a letter of consent for the transfer of the leasehold from the landowner to the buyer. The seller will bear the cost of the consent fee.

2 If the seller is unable to deliver the written consent to transfer the leasehold rights referred to in the preceding paragraph, the seller may give written notice to the buyer and cancel the contract up to the date of contract cancellation based on the special agreement to transfer the leasehold rights referred to in the written consent to transfer the leasehold rights.

3 When this Agreement is terminated pursuant to the preceding paragraph, the Seller shall promptly return all monies received to the Buyer without interest.

(Stamp burden classification)

Article 16. The Buyer shall affix, at its own expense, the stamps prescribed by law to this Agreement in its possession.

(Management Regulations, etc.)

Article 17. The seller will deliver to the buyer any management rules, etc. for the property, if any, or a document or electromagnetic record (a record made by electronic, magnetic or other means unrecognizable to human perception, which is used for information processing by computers) stating the content of such management rules, etc. by the time of completion of delivery.

2 The Seller shall have the Buyer succeed to all of the obligations stipulated in the Management Agreement, etc. in the preceding paragraph, and the Buyer shall succeed to such obligations.

(Special exception when there is more than one party to the contract)

Article 18. If there is more than one seller or buyer, the obligations under this contract shall be joint and several obligations of each seller and each buyer. In addition, any notice regarding this contract shall be effective for all parties when it reaches one of the multiple parties.

(Agreement on court of competent jurisdiction)

Article 19. The Seller and the Buyer shall submit to the exclusive jurisdiction of the court having jurisdiction over the location of the Seller's head office in the event of any dispute concerning this Agreement.

(Obligation to consult on matters not stipulated)

Article 20. Matters not stipulated in this contract shall be determined through mutual consultation between the seller and buyer in good faith, with the assistance of a mediator if there is one, in accordance with the Civil Code, the Act on Building Unit Ownership, other related laws and regulations, and real estate transaction practices.

(Special agreement regarding exclusion of antisocial forces)

Article 21. The Seller and the Buyer shall affirmatively covenant to the other party to the following items

(1) The applicant must not be a member of, or associated with, a crime syndicate, crime syndicate-related company, corporate extortionist, or any other similar organization (hereinafter collectively referred to as "anti-social forces").

(2) (2) The company's own officers (employees, directors, executive officers, or persons equivalent thereto who execute the business of the company) (iii) The officers of the company (employees, directors, executive officers, or other equivalent perso

(3) (2) The applicant shall not allow antisocial forces to use his/her own name to enter into this Agreement.

(4) Not to engage in any of the following acts in relation to this contract, either by oneself or through a third party, until both the delivery of the property and the payment of the full purchase price have been completed.

a) Threatening words or actions or using violence against the other party

b) Acts of obstructing the other party's business or damaging the other party's credibility by using deceptive means or force

2 If either the seller or the buyer falls under any of the following, the other party may cancel this contract without any prior notice.

a) When it is found that a declaration has been made contrary to the assurances in (1) or (2) of the preceding paragraph.

b) When it is found that the contract was made in violation of the assurance described in the preceding paragraph (3)

c) In the event of an act in violation of the assurance in the preceding paragraph (4)

3 The Buyer shall assure the Seller that it will not use the Property as an office or other base of activities for antisocial forces, either by itself or by a third party.

4 (2) The Seller may cancel this contract without any notice if the Buyer acts in violation of the preceding paragraph.

5 In the event that this agreement is terminated in accordance with the provisions of Paragraph 2 or the preceding paragraph, the party who has been terminated shall pay the other party a penalty (a predetermined amount of damages) equivalent to 20% of the purchase price.

6 If this contract is terminated in accordance with the provisions of Paragraph 2 or Paragraph 4, the person who is terminated may not make any claims against the other party for any damages arising from the termination.

7 In the event that this agreement is terminated in accordance with the provisions of Paragraph 2 or Paragraph 4, the termination and penalty shall be in accordance with the provisions of Paragraph 2, Paragraph 4, Paragraph 5 and the preceding paragraph, and the provisions of Article 13, Paragraphs 1 to 3 shall not apply.

8 If the buyer is found to have violated the provisions of Paragraph 3 and used the property as an office or other base of operations for antisocial forces, and the seller terminates the contract in accordance with the provisions of Paragraph 4, the buyer shall pay the seller a penalty equivalent to 80% of the purchase price in addition to the penalty specified in Paragraph 5. However, this clause does not apply in cases where the real estate agent is the seller and the buyer is not a real estate agent.